Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FIRST QUARTER FISCAL 2019 RESULTS
Revenue up 20% to $782 million
Comparable sales increase 14%, or 16% on a constant dollar basis
Diluted EPS of $0.74 for the first quarter
Vancouver, British Columbia – June 12, 2019 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the first quarter of fiscal 2019.
For the first quarter ended May 5, 2019:

•	Net revenue was $782.3 million, an increase of 20% compared to the first quarter of fiscal 2018. On a constant dollar basis, net revenue increased 22%.

•	Based on a shifted calendar, total comparable sales increased 14%, or increased 16% on a constant dollar basis.

–	Comparable store sales increased 6%, or increased 8% on a constant dollar basis.

–	Direct to consumer net revenue increased 33%, or increased 35% on a constant dollar basis.

•	Direct to consumer net revenue represented 26.8% of total net revenue compared to 24.3% for the first quarter of fiscal 2018.

•	Gross profit was $421.7 million, an increase of 22% compared to the first quarter of fiscal 2018.

•	Gross margin was 53.9%, an increase of 80 basis points compared to the first quarter of fiscal 2018.

•	Income from operations was $128.8 million, an increase of 23% compared to the first quarter of fiscal 2018.

•	Operating margin was 16.5%, an increase of 40 basis points compared to the first quarter of fiscal 2018.

•	Income tax expense was $34.6 million compared to $32.1 million in the first quarter of fiscal 2018 and the effective tax rate was 26.4% compared to 29.9%.

•	Diluted earnings per share were $0.74 compared to $0.55 in the first quarter of fiscal 2018.
The Company ended the first quarter of fiscal 2019 with $576.2 million in cash and cash equivalents compared to $966.6 million at the end of the first quarter of fiscal 2018. Inventories at the end of the first quarter of fiscal 2019 increased 19% to $443.0 million compared to $373.4 million at the end of the first quarter of fiscal 2018. The Company ended the quarter with 455 stores.
Calvin McDonald, Chief Executive Officer, commented: "lululemon continues to see strong momentum across the entire business. I'm inspired by our teams who are executing at high levels, and I want to thank everyone across the globe for their passion and dedication to the brand. I look forward to the opportunities ahead of us, and delivering on our Power of Three five-year vision."
Updated Outlook
For the second quarter of fiscal 2019, we expect net revenue to be in the range of $825 million to $835 million based on a total comparable sales increase in the low double digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $0.86 to $0.88 for the quarter. This guidance assumes 131 million diluted weighted-average shares outstanding and a 28% tax rate. The guidance does not reflect potential future repurchases of the Company's shares.
For the full fiscal 2019, we now expect net revenue to be in the range of $3.730 billion to $3.770 billion based on a total comparable sales increase in the low double digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $4.51 to $4.58 for the full year, based on a 28% effective tax rate. The guidance assumes 131 million diluted weighted-average shares outstanding. The guidance does not reflect potential future repurchases of the Company's shares.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and the Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Conference Call Information
A conference call to discuss first quarter results is scheduled for today, June 12, 2019, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue are non-GAAP financial measures.
A constant dollar basis assumes the average foreign exchange rates for the period remained constant with the average foreign exchange rates for the same period of the prior year. We provide constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue because we use these measures to understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include our guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand; the acceptability of our products to our guests; our highly competitive market and increasing competition; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast guest demand for our products; our ability to safeguard against security breaches with respect to our information technology systems; any material disruption of our information systems; our ability to have technology-based systems function effectively and grow our e-commerce business globally; changes in consumer shopping preferences and shifts in distribution channels; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our ability to deliver our products to the market and to meet guest expectations if we have problems with our distribution system; imitation by our competitors; our ability to protect our intellectual property rights; our ability to source our merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; changes in tax laws or unanticipated tax liabilities; our ability to manage our growth and the increased complexity of our business effectively; our ability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in South and South East Asia; the operations of many of our suppliers are subject to international and other risks; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; the service of our senior management; seasonality; fluctuations in foreign currency exchange rates; conflicting trademarks and the prevention of sale of certain products; our exposure to various types of litigation; actions of activist stockholders; anti-takeover provisions in our certificate of incorporation and bylaws; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124

or

ICR, Inc.
Joseph Teklits/Caitlin Morahan
1-203-682-8200

Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124

or

Brunswick Group
Eleanor French
1-415-671-7676

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Quarter Ended
	May 5, 2019	April 29, 2018
Net revenue	$782,315	$649,706
Costs of goods sold	360,595	304,973
Gross profit	421,720	344,733
As a percent of net revenue	53.9%	53.1%
Selling, general and administrative expenses	292,908	240,428
As a percent of net revenue	37.4%	37.0%
Income from operations	128,812	104,305
As a percent of net revenue	16.5%	16.1%
Other income (expense), net	2,379	2,918
Income before income tax expense	131,191	107,223
Income tax expense	34,588	32,070
Net income	$96,603	$75,153

Basic earnings per share	$0.74	$0.55
Diluted earnings per share	$0.74	$0.55
Basic weighted-average shares outstanding	130,694	135,502
Diluted weighted-average shares outstanding	131,337	135,931

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	May 5, 2019	February 3, 2019	April 29, 2018
ASSETS
Current assets
Cash and cash equivalents	$576,241	$881,320	$966,571
Inventories	443,006	404,842	373,445
Prepaid and receivable income taxes	82,200	49,385	46,927
Other current assets	70,137	93,735	65,912
Total current assets	1,171,584	1,429,282	1,452,855
Property and equipment, net	582,738	567,237	472,262
Right-of-use lease assets	626,974	—	—
Goodwill	24,094	24,239	24,361
Deferred income taxes and other non-current assets	57,630	63,953	62,227
Total assets	$2,463,020	$2,084,711	$2,011,705
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$88,258	$95,533	$16,255
Accrued inventory liabilities	8,900	16,241	19,861
Accrued compensation and related expenses	75,286	109,181	54,261
Current lease liabilities	127,180	—	—
Current income taxes payable	9,377	67,412	19,445
Unredeemed gift card liability	85,215	99,412	69,510
Other current liabilities	108,726	112,698	88,009
Total current liabilities	502,942	500,477	267,341
Non-current lease liabilities	537,758	—	—
Non-current income taxes payable	38,090	42,099	44,078
Deferred income tax liability	13,834	14,249	1,582
Other non-current liabilities	3,676	81,911	62,470
Stockholders' equity	1,366,720	1,445,975	1,636,234
Total liabilities and stockholders' equity	$2,463,020	$2,084,711	$2,011,705

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Quarter Ended
	May 5, 2019	April 29, 2018
Cash flows from operating activities
Net income	$96,603	$75,153
Adjustments to reconcile net income to net cash provided by operating activities	(159,406)	(39,316)
Net cash (used in) provided by operating activities	(62,803)	35,837
Net cash used in investing activities	(63,908)	(34,314)
Net cash (used in) provided by financing activities	(170,292)	1,900
Effect of exchange rate changes on cash	(8,076)	(27,353)
Decrease in cash and cash equivalents	(305,079)	(23,930)
Cash and cash equivalents, beginning of period	881,320	990,501
Cash and cash equivalents, end of period	$576,241	$966,571

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited

Constant dollar changes in net revenue
The below changes in net revenue show the change for the quarter ended May 5, 2019 compared to the quarter ended April 29, 2018.

Net Revenue
Change	20%
Adjustments due to foreign exchange rate changes	2
Change in constant dollars	22%

Constant dollar changes in total comparable sales, comparable store sales, direct to consumer net revenue
Due to the 53rd week in fiscal 2018, the below changes in total comparable sales, comparable store sales, and direct to consumer net revenue are calculated on a one week shifted basis such that the 13 weeks ended May 5, 2019 is compared to the 13 weeks ended May 6, 2018 rather than April 29, 2018.

	Total Comparable Sales[1,2]	Comparable Store Sales[2]	Direct to Consumer Net Revenue
Change	14%	6%	33%
Adjustments due to foreign exchange rate changes	2	2	2
Change in constant dollars	16%	8%	35%
__________
1Total comparable sales includes comparable store sales and direct to consumer sales.
2Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded.

lululemon athletica inc.
Company-operated Store Count and Square Footage1
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
2nd Quarter 2018	411	5	1	415
3rd Quarter 2018	415	11	—	426
4th Quarter 2018	426	16	2	440
1st Quarter 2019	440	15	—	455

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2]	Gross Square Feet Lost During the Quarter[2]	Total Gross Square Feet at the End of the Quarter
2nd Quarter 2018	1,277	29	3	1,303
3rd Quarter 2018	1,303	52	1	1,354
4th Quarter 2018	1,354	77	5	1,426
1st Quarter 2019	1,426	40	—	1,466
 __________
1Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
2Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.